CPS TECHNOLOGIES CORPORATION ANNOUNCES CHANGES TO ORGANIZATION AND STAFFING

Norton, Massachusetts, October 30, 2017.  CPS Technologies Corporation (Nasdaq: CPSH) today announced additions and changes to its organization in sales, marketing and product development.

Grant Bennett, CEO, indicated, “Our management team and Board of Directors have just completed an in-depth review and updating of our five-year strategic plan.  This review has clarified the significant growth opportunities we see in all three of our main product lines: AlSiC components, hermetic packages, and lightweight armor.   We are adding to our sales and marketing organization, and making changes in other functions to better align all functions with our strategic plan, and realize these identified growth opportunities.”

Continuing to lead the sales and marketing team is Tom Breen who joined the Company as Senior Vice President Sales and Marketing a year ago.   Reporting directly to Tom will be Cheryl Oliveira, Vice President Sales, and Mark Occhionero, PhD, as Vice President Technical Sales and Senior Research Scientist.  Stephen Bodwell, who recently returned from a tour of duty with the U.S. Army in the Middle East, joins the sales and marketing team as senior Sales and Project Engineer.  Mark Wade continues as Account Manager supporting key accounts.

The Company also announced that Richard Adams has resigned as Senior Vice President and Chief Technology Officer to pursue other interests.  In addition to his responsibilities in technical sales, Dr. Occhionero will continue to have responsibilities in new product development as acknowledged by his new title.

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com